EXHIBIT 99.1


                                                         Contact:    Jad Mansour
                                                                  (415) 765-1814


                  AIRLEASE LTD. ANNOUNCES FIRST QUARTER RESULTS


         SAN FRANCISCO, April 29 - Airlease Ltd., A California Limited Partnership (OTCBB - AIRL), today reported a first quarter loss of $458,000, compared with last year's first quarter loss of $422,000. Revenues for the first quarter of 2003 were $476,000, compared with last year's first quarter revenues of $859,000.

         The revenue reductions are primarily due to lower operating lease rental income associated with the two aircraft on lease to CSI Aviation Services, as the leases were extended in the fourth quarter of 2002 at a reduced monthly rental rate that reflects current market conditions; and the scheduled decline in finance lease income in 2003 associated with the aircraft leased to FedEx.

         Expenses for the first quarter of 2003 were $934,000, a decrease of $347,000 from $1,281,000 for the comparable 2002 period. The decrease in expenses is primarily due to lower depreciation expenses as a result of a smaller depreciable base associated with the three off-lease aircraft. The depreciable base of the three off-lease aircraft was reduced in the third quarter of 2002 as a result of an impairment charge of approximately $11.1 million that reduced the value of the aircraft. In addition, management fees and taxes were lower due to a smaller asset base and lower revenues.

         The first-quarter cash distribution of 5 cents per unit was declared on March 14, 2003 for unitholders of record on March 31, 2003, payable May 15, 2003.

                                                                      (SEE OVER)


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                 Airlease Ltd., A California Limited Partnership
                       FOR THE THREE MONTHS ENDED MARCH 31
                (Unaudited; in thousands except per unit amounts)


                                             2003                2002
                                            ______              ______

Revenues                                    $  476              $  859
Expenses                                       934               1,281
Net loss                                     $(458)             $ (422)
Net loss allocated
to limited partners                         $ (454)             $ (418)
Net loss per
  partnership unit                          $(0.10)             $(0.09)
Cash distributions declared per
  partnership unit                          $ 0.05              $ 0.11
Total units outstanding                  4,671,717           4,671,717

                                AT MARCH 31, 2003
                                   (unaudited)

Total partners' equity                 $25,063,000
Limited partner equity per unit              $5.36


4/29/03